NetREIT 10-K
EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary	State or other jurisdiction of incorporation or organization

NetREIT 01 LP Partnership	California
Fontana Medical Plaza, LLC	California
NetREIT Casa Grande LP Partnership	California
NetREIT Palm LP Partnership	California
NetREIT Garden Gateway LP Partnership	California
NetREIT Advisors, LLC	Delaware
NetREIT Model Home REIT, Inc.	Maryland
NetREIT Model Home REIT, LP	Delaware
Dubose Acquisition Partners II	Texas
Dubose Acquisition Partners III	Texas
Dubose Model Home Income Fund #3 LTD.	Texas
Dubose Model Home Income Fund #4 LTD.	Texas
Dubose Model Home Income Fund #5 LTD.	Texas
Dubose Model Home Investors Fund #113 LP	Texas
Dubose Advisors, LLC	Delaware
Dubose Investors Fund #201 LP	California
NetREIT National City Partners, LP	California